Exhibit 10.1

Marquez Trust

PO Box 44354

Denver, CO  80201

December 9, 2008

Venoco, Inc.
370 17th Street, Suite 3900
Denver, CO 80202

Re:  Disgorgement of Profits Under Section 16(b)

To the Members of the Board of Directors:

The Marquez Trust (“Holder”) hereby notifies Venoco, Inc. (the “Company”) that Holder purchased 750,000 shares of the Company’s common stock (the “Common Stock”) for $2.80 per share on December 8, 2008.  Because Holder is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16”), and because Holder sold a total of 44,945 shares of Common Stock on July 14, 2008 for a weighted-average price of $24.0005 per share, Holder understands it is obligated to pay to the Company the profits realized in connection with such transactions as calculated pursuant to Section 16.  Holder has calculated such profits, taking into account certain transaction costs incurred, to be $949,249.67, and hereby agrees to promptly pay such amount to the Company. We understand that the company will not assert any claims against Holder in connection with the foregoing.  Please indicate your agreement to the terms hereof by signing below.

Very truly yours,

/s/ Timothy Marquez

Timothy Marquez

Accepted and agreed this 9th day of December, 2008

Venoco, Inc.

By:	/s/ Timothy A. Ficker
Name: Timothy A. Ficker
Title: CFO